EXHIBIT 16

April 5, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Global Crossing Limited (the “Company”)
Commission File Number 001-16201

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of Global Crossing Limited dated April 1, 2004, as filed with the Securities and Exchange Commission on April 2, 2004, and agree with the statements concerning our Firm contained therein. Grant Thornton LLP makes no comment whatsoever regarding any current or future disclosure changes or improvements of any kind to internal controls implemented by the Company in order to address material weaknesses and significant control deficiencies related to such internal controls.

Very truly yours,

/s/    GRANT THORNTON LLP